Exhibit 99.1

Investor Contact:	Media Contact:
Quintin Lai	Michele Polinsky
Vice President, Investor Relations	Vice President, Global Communications
+1-610-594-3318	+1-610-594-3054
Quintin.Lai@westpharma.com	Michele.Polinsky@westpharma.com
West Elects New Director to the Board

Exton, PA, July 27, 2022 — West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, announced today the Company's Board of Directors has elected Stephen Lockhart, M.D., Ph.D., as its newest member. With the addition of Dr. Lockhart, West's Board has 11 directors.

Dr. Lockhart, 64, a board-certified anesthesiologist, is the former Chief Medical Officer (CMO) of Sutter Health, a not-for-profit system of hospitals, physician organizations and research institutions in Northern California. Serving in this role for over seven years, he was responsible for quality, patient safety, research and education. In addition, Dr. Lockhart is the founder and executive sponsor of the Sutter Health Institute for Advancing Health Equity. He was previously the regional CMO for Sutter Health East Bay.

Prior to that, Dr. Lockhart was the chief administrative officer at St. Luke’s campus of California Pacific Medical Center (CMPC). He has also served as the medical administrative director of surgical services at CMPC, where he practiced for 20 years.

Dr. Lockhart serves on the Board of Directors of Molina Healthcare and the National Research Corporation Health. His nonprofit board service has included the ECRI Institute, REI, The David and Lucile Packard Foundation, and Parks California, a statewide nonprofit dedicated to supporting California’s parks and public lands.

A Rhodes Scholar, Dr. Lockhart earned his master’s degree in economics from Oxford University, and M.D. and Ph.D. degrees from Cornell University.

“We are pleased to welcome Dr. Stephen Lockhart to West’s Board of Directors,” said Paolo Pucci, Lead Independent Director, West. “As a veteran physician and administrator, his wealth of leadership, experience and knowledge will enhance the impact of West’s role to deliver healthcare to millions of patients every day. With Stephen’s significant board expertise and passion for improving the well-being and diversity of our communities, we look forward to his contributions as a valuable addition to our Board of Directors.”

About West

West Pharmaceutical Services, Inc. is a leading provider of innovative, high-quality injectable solutions and services. As a trusted partner to established and emerging drug developers, West helps ensure the safe, effective containment and delivery of life-saving and life-enhancing medicines for patients. With approximately 10,000 team members across 50 sites worldwide, West helps support our customers by delivering over 45 billion components and devices each year.

Headquartered in Exton, Pennsylvania, and in business for nearly a century, West in its fiscal year 2021 generated over $2.83 billion in sales. West is traded on the New York Stock Exchange (NYSE: WST) and is included on the Standard & Poor's 500 index. For more information, visit www.westpharma.com.

All trademarks and registered trademarks used in this release are the property of West Pharmaceutical Services, Inc. or its subsidiaries, in the United States and other jurisdictions, unless otherwise noted.